Exhibit 10

Compensation of Board of Directors

The standard arrangement for compensation of members of the Company’s Board of Directors is as follows: officers of the Company who are directors do not receive additional compensation for services as a director. Non-employee directors (including the non-executive Chairman of the Board) will receive directors’ fees of $10,000 per year, payable in quarterly installments, $2,500 per Board meeting attended and $1,000 per Committee meeting attended. In addition, non-employee directors are eligible for an annual stock option grant of 5,000 shares, at each annual meeting at which they are elected or remain in office, consisting of 2,500 shares per year to be granted under the Director Stock Option Plan and 2,500 shares per year to be granted under the Company’s 2003 Equity Compensation Plan. The exercise price of such options will equal the market price of the Company’s common stock at the time of grant, and each option will fully vest and become exercisable on the first anniversary of the date of grant.

The Chairs of each of the Audit Committee and the Compensation Committee will also receive an additional $5,000 per year, payable in quarterly installments, in recognition of the additional time and attention necessary to fulfill the responsibilities of such positions.

As of August 23, 2005